EXHIBIT 16.1

September 24, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:      Innova Holdings, Inc.
         (formerly Hy-Tech Technology Group, Inc.
         Commission File Number 000-33231

We have read the statements that we understand Innova Holdings, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

/s/ Malone & Bailey, PLLC
Malone & Bailey, PLLC
www.malone-bailey.com
Houston, Texas